Exhibit 4(f)(131)
EXECUTION COPY
NINTH AMENDMENT TO THE
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
          This Ninth Amendment to the Fourth Amended and Restated Credit Agreement (“Ninth Amendment”) is made as of February 1, 2010 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.	Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by the First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007, Third Amendment dated June 14, 2007, Fourth Amendment dated as of January 25, 2008, Fifth Amendment dated July 31, 2008, Sixth Amendment dated as of December 9, 2008, Seventh Amendment dated as of June 15, 2009, Eighth Amendment dated October 20, 2009, and as may be further amended or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.	The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Ninth Amendment.
          NOW, THEREFORE, Company, Agent and the Banks agree:
          1. Section 1 of the Credit Agreement is hereby amended as follows:
(a) The following definitions are hereby amended and restated in their entirety as follows:
“Affiliate” shall mean, with respect to any Person, any other Person (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; (b) that beneficially owns or holds five percent (5%) or more of any class of the voting stock of such Person; (c) five percent (5%) or more of the voting stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by such Person or a Subsidiary; or (d) that is an officer or director (or a member of the immediate family of an officer or director) of such Person or any of such Person’s Subsidiaries. As used in this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

“Agent” shall mean Comerica Bank, a Texas banking association in its capacity as administrative agent for the Bank, pursuant to Section 12.1 hereof and/or in its capacity as collateral agent for the Secured Parties (as defined in the Intercreditor Agreement) pursuant to Article IV of the Intercreditor Agreement, as the context may require, and any successor administrative agent appointed in accordance with Section 12.4 hereof or any successor collateral agent appointed in accordance with Section 4.06 of the Intercreditor Agreement, as applicable.
“Borrowing Base Limitation” shall mean, as of any date of determination, an amount equal to (i) eighty percent (80%) of Dealer Loans Receivable, with respect to Dealer Loans of the Company and its Significant Domestic Subsidiaries then Constituting Collateral securing the Indebtedness plus (ii) eighty percent (80%) of the Purchased Contract Balance in respect of Purchased Contracts of the Company and its Significant Domestic Subsidiaries then constituting Collateral securing the Indebtedness, minus (iii) the Hedging Reserve and minus (iv) the aggregate principal amount outstanding from time to time of any Debt (other than the Indebtedness) secured by any of the Collateral; provided, however, that if, at any time, (a) the advance rates under any Securitization Transaction (other than a Bridge Securitization), as determined under the related Securitization Documents (“Securitization Advance Rates”), are more than ten percentage points, or in the case of the Securitization Advance Rates applicable to the Designated Securitization, sixteen percentage points, lower than the applicable advance rates expressed in clauses (i) or (ii) of this definition (“Credit Agreement Advance Rates”), or (b) the stated advance rates under any Future Debt set forth in the related Future Debt Documents (“Future Debt Advance Rates”) are lower than the Credit Agreement Advance Rates then, the applicable Credit Agreement Advance Rates shall be deemed to be automatically reduced to the lowest Securitization Advance Rates or Future Debt Advance Rates, as the case may be, then in effect, such reduction to remain in effect so long as the Securitization Advance Rates or Future Debt Advance Rates, as applicable, are lower than the Credit Agreement Advance Rates set forth in this definition. At no time, however, shall the Credit Agreement Advance Rates exceed eighty percent (80%).
“Collateral” shall mean (a) all right, title and interest of each of the Company and each of its Significant Domestic Subsidiaries in, to and under its accounts, inventory, machinery, equipment, contract rights, chattel paper, general intangibles, including without limitation Dealer Loans, Dealer Loan Pools, Dealer Agreements (and any amounts advanced to or liens granted by Dealers thereunder), Installment Contracts, leases and related financial assets (such Dealer Agreements, Dealer Loans, Dealer Loan Pools and the Installment Contracts, accounts, contract rights, chattel paper, leases and general intangibles relating to such Dealer Agreements, Dealer Loans, and Dealer Loan

Pools being subject to the rights, if any, of Dealers under Dealer Agreements), Intercompany Notes and computer records and software relating thereto, whether now owned or hereafter acquired by such Person, (b) one hundred percent (100%) of the share capital of each Significant Domestic Subsidiary of the Company (whether direct or indirect), (c) all other property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the Collateral Documents or any of the Other Loan Documents, or otherwise, and (d) all proceeds and products of the foregoing.
“Collateral Documents” shall mean (i) that certain Fourth Amended and Restated Security Agreement dated as of the Ninth Amendment Effective Date and executed and delivered by Company and the other Subsidiary debtors signatory thereto in favor of the Agent, as Collateral Agent pursuant to the Intercreditor Agreement (as amended, the “Security Agreement”), and encumbering the property described therein, and (ii) all other security documents (including, without limitation, financing statements, stock powers, acknowledgments, registrations, joinders and the like) executed by the Company or any of its Subsidiaries and delivered to the Agent, as Collateral Agent (as aforesaid), as of the date thereof or, from time to time, subsequent thereto in connection with such security documents, this Agreement or the other Loan Documents, as such security documents may be in each case amended or further amended (subject to the Intercreditor Agreement) from time to time.
“Funding Conditions” shall mean those conditions required to be satisfied prior to or concurrently with the funding of any Future Debt, as follows:
(a) Within a period of one hundred eighty (180) days prior to the date any such Debt is incurred, Company shall have provided to the Agent and the Banks a Consolidated plan and financial projections meeting the requirements therefor as set forth in Section 7.3(i) of this Agreement and demonstrating that the Company would be in compliance with the financial covenants set forth in Sections 7.4 through 7.7 hereof and the Borrowing Base Limitation, if applicable, were such Debt outstanding during the applicable reporting periods;
(b) Both immediately before and immediately after such additional Debt is incurred, no Default or Event of Default (whether or not related to such additional Debt, and taking into account the incurring of such additional Debt) has occurred and is continuing;
(c) If such additional Future Debt (other than the Senior Notes, as in effect on the date hereof) shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Company shall, upon the written request of the Majority Banks, enter into amendments to this Agreement to extend the benefit of such covenants to the Banks; and any such additional Future Debt shall not be issued under a “Supplemental Credit Agreement” (as defined in the Intercreditor Agreement);
(d) Concurrently with the incurring of such additional Future Debt, the proceeds of such Future Debt, net of third party expenses incurred by the Company in connection with the issuance of such Future Debt, shall first be applied to reduce principal, interest and other amounts owing under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment), subject to the right to reborrow in accordance with this Agreement; provided, however, that to the extent that on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Prime-based Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the applicable Eurodollar-based Advances of the Revolving Credit (subject to the right to reborrow, as aforesaid); and provided further that Agent and the Banks acknowledge that any proceeds of Future Debt remaining after the application of such proceeds as required by this clause (d) may be held or invested in Permitted Investments or otherwise invested or applied in any manner not prohibited by this Agreement; and
(e) If such additional Future Debt is to be secured, the applicable Lien shall arise only pursuant to the Security Agreement and/or the other Collateral Documents and each of the holders of such Future Debt (or any agent, trustee or other representative acting on behalf of such holders) shall become a party to the Intercreditor Agreement and shall execute and deliver such additional or related Loan Documents, as reasonably requested by the Agent.
“Future Debt” shall mean Debt evidenced by the Senior Notes (and any guaranties thereof permitted hereunder) and Long Term Notes; provided that the aggregate principal amount of all such Debt outstanding at any time from and after the date hereof shall not exceed Five Hundred Million Dollars ($500,000,000); and provided further that, at the time any such Debt is incurred, the Funding Conditions have been satisfied. For the purposes of this definition, “Long Term Notes” shall mean unsecured or secured non-revolving promissory notes to be issued by the Company (and any guaranties thereof permitted hereunder), which Debt shall have a term extending at least beyond the Revolving Credit Maturity Date in effect at the time of the incurrence of such Debt, have an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and have no requirement for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any portion of the assets of the Company or any of its Subsidiaries (other than pursuant to a Securitization Transaction) , to the extent of the proceeds of such sale.
“Future Debt Documents” shall mean promissory note(s) (including, without limitation, the Senior Notes), guaranty(ies), agreement(s) or other documents, instruments, indenture(s) (including, without limitation, the Senior Note Documents) and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) Future Debt, as the same may be amended from time to time and any and all other documents executed in exchange therefor or replacement or renewal thereof.
“Intercompany Note” shall mean the master promissory note substantially in the form of Exhibit N, attached hereto, issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan.
“Lenders” shall mean the Banks and the other Secured Parties (as defined in the Intercreditor Agreement).
“Letter of Credit Obligation(s)” shall mean as of the date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.
“Permitted Guaranties” shall mean (i) any Guarantee Obligation provided by the Company, for the benefit of a Subsidiary, covering the Debt or other obligation or liability permitted to be incurred or entered into by such Subsidiary, and any other Guarantee Obligation of the Company in the ordinary course of business, (ii) any guaranties provided by a Significant Domestic Subsidiary of the Company of the Debt outstanding to any of the other Lenders, provided that concurrently with the giving of any such guaranty, such Subsidiary shall (if it has not done so prior to such date) enter into a Guaranty on substantially similar terms for the benefit of the Banks or (iii) any agreement or other undertaking by the Company, as servicer or administrative agent of the Dealer Loan Pools or Purchased Contracts covered by a Permitted Securitization, to advance funds equal to the interest component of obligations issued as part of a Permitted Securitization and payable from collections on the related Installment Contracts, such payments to be repayable to Company on a priority basis from such collections, sales or other dispositions, provided that the aggregate amount of such advances under this clause (iii) at any time outstanding shall not exceed $1,500,000 and (iv) other Guarantee Obligations of the Company or any of the Subsidiaries in an aggregate amount not to exceed, at any time outstanding, $1,000,000.
“Permitted Prepayment” shall mean any prepayment of Future Debt (x) which is funded solely with the proceeds of (i) new cash equity in the form of nonconvertible common shares, (ii) Subordinated Debt, or (iii) substitute Debt permitted hereunder which satisfies the following conditions:
(a) such Debt shall have a term extending at least beyond the Revolving Credit Maturity Date then in effect, with an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and with no provision for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any portion of the assets of the Company or any of its Subsidiaries (other than pursuant to a Securitization Transaction), in an amount not to exceed the proceeds of such sale;
(b) such Debt shall be unsecured, or, subject to the Intercreditor Agreement, secured;
(c) both immediately before and immediately after such additional Debt is incurred, no Default or Event of Default (whether or not related to such additional Debt, and taking into account the incurring of such additional Debt) has occurred and is continuing; and
(d) if such additional Debt shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Company shall, upon the written request of the Majority Banks, enter into amendments to this Agreement to extend the benefit of such covenants to the Banks.
in each case, issued concurrently with such prepayment or (y) which has been approved by the Majority Banks. Solely for purposes of the definition of Permitted Prepayment, any Bank which fails, within fifteen (15) Business Days of receipt of written notice from the Company of its intent to make such prepayment (identifying the Debt to be prepaid, and the amount of any such prepayment, captioned “notice of prepayment” and stating that approval is deemed to be given if an objection is not made within fifteen (15) Business Days of receipt of such notice), to object in writing to the Company’s proposed prepayment shall be deemed to have approved such prepayment.
“Revolving Credit Maximum Amount” shall mean the aggregate of the Revolving Credit Commitments of the Banks as set forth on Exhibit D hereto, subject to any increases in the Revolving Credit Maximum Amount pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Maximum Amount under Sections 2.15 or 9.2 of this Agreement; provided, however, that in no event shall the Revolving Credit Maximum Amount hereunder at any time exceed Two Hundred Million Dollars ($200,000,000).
“Significant Subsidiar(ies)” shall mean, as of any date of determination, any Subsidiary (i) which is designated by the Company (in writing to Agent) as a Significant Subsidiary or (ii) which has total assets (but excluding in the calculation of total assets, for any Subsidiary, any assets which constitute Intercompany Loans, Advances and Investments by such Subsidiary to Company outstanding from time to time and any assets which are acquired or arise pursuant to a Permitted Securitization, including any equity interest in a Special Purpose Subsidiary) in excess of two percent (2%) of Company’s Consolidated Tangible Net Worth (or five percent (5%) in the case of CAC Reinsurance, Ltd.), determined as of the end of each fiscal quarter based upon the financial statements required to be delivered under Section 7.3(b) or 7.3(c) hereof, as the case may be (and giving effect to any changes in net worth shown in such financial statements on the required date of delivery thereof); provided however that, whether or not it satisfies the aforesaid net worth test, none of any Special Purpose Subsidiary, the Scottish Partnership, the US LLC (so long as it is considered a Foreign Subsidiary hereunder), or the Luxembourg Subsidiary shall be a Significant Subsidiary and the Domestic Reinsurance Subsidiary shall be considered a Significant Subsidiary solely for purposes of Section 7.20(a)(ii) hereof and not for any other purpose.
(b) The following new definitions are hereby inserted in appropriate alphabetical order:
“Defaulting Bank” shall mean a Bank which, in the reasonable determination of the Agent (a) has failed to fund its Percentage of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations as required under this Agreement for a period of two (2) Business Days, unless such Bank is disputing its funding obligation in good faith, (b) has otherwise failed to pay to the Agent or any other Bank any other amount required to be paid by it under the terms of this Agreement or any other Loan Document for a period of two (2)

Business Days, unless such Bank is disputing such obligation to pay any such amount in good faith, (c) has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy, receivership or other similar proceeding, or (d) has had a substantial portion of its assets or management (or a substantial portion of the assets or management of its holding company) taken over by any governmental authority or any governmental authority has restricted its ability to act under this Agreement, including its ability to enter into amendments, waivers or modifications of this Agreement or any of the other Loan Documents (provided that the exercise of the customary rights of a shareholder by a governmental authority which owns shares in such Bank (or its holding company) shall not be covered by this clause (d)), provided, however, in all cases that a Defaulting Bank shall no longer be deemed a Defaulting Bank when (i) the Defaulting Bank shall have cured the conditions which shall have caused it to be a Defaulting Bank hereunder and (ii) the Agent has agreed that such Bank shall no longer be deemed a Defaulting Bank hereunder.
“Defaulting Bank’s Unfunded Portion” shall mean such Defaulting Bank’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment minus the sum of (a) the aggregate principal amount of all Revolving Credit Advances funded by the Defaulting Bank under the Revolving Credit, plus (b) such Defaulting Bank’s Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations.
“Eligible Assignee” shall mean (a) a Bank; (b) an Affiliate of a Bank; (c) any Person (other than a natural person) that is engaged in the business of making, purchasing, holding or otherwise investing in commercial revolving loans in the ordinary course of its business, provided that such Person is administered or managed by a Bank, an Affiliate of a Bank or an entity or Affiliate of an entity that administers or manages a Bank; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Bank and Swing Line Bank), and (ii) unless a Event of Default has occurred and is continuing or such assignment or participation is to an Affiliate of the assigning Bank, any other Bank or any Federal Reserve Bank, the Company (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Company, or any of the Company’s Affiliates or Subsidiaries; and (y) and no assignment shall be made to an Impaired Bank without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Bank and the Swing Line Bank.
“Impaired Bank” means a Defaulting Bank and any other Bank (a) which the Agent, the Issuing Bank or Swing Line Bank believes, in good faith,

has defaulted (and continues to be in default) in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility and such Bank is not in good faith disputing that such a failure has occurred, or (b) which, if carrying an investment grade rating of at least BBB- from S&P or Baa3 from Moody’s at the time it became a party to this Agreement, no longer carries a rating of at least BBB- from S&P or Baa3 from Moody’s, provided, however, in all cases that an Impaired Bank shall no longer be deemed an Impaired Bank when (i) the Impaired Bank shall have cured the conditions which shall have caused it to be an Impaired Bank hereunder and (ii) the Agent has agreed that such Bank shall no longer be deemed an Impaired Bank hereunder.
“Ninth Amendment Effective Date” shall mean February 1, 2010.
“Non-Defaulting Bank” shall mean any Bank that is not, as of the relevant date, a Defaulting Bank.
“Register” is defined in Section 13.8 hereof.
“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).
“Senior Notes” shall mean the senior secured notes evidencing secured Debt incurred by the Company in an original principal amount of up to $250,000,000 due not sooner than 2017 issued pursuant to the Senior Note Documents.
“Senior Note Documents” shall mean that certain indenture, among the Company, the Guarantors identified therein and U.S. Bank National Association as Trustee (the “Indenture”) and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing any guarantee, Lien or other rights in respect thereof, as each may be amended or otherwise modified from time to time.
“Wells Fargo Warehouse Securitization” shall mean the securitization transaction under that certain Third Amended and Restated Loan and Security Agreement dated as of August 24, 2009, as amended among CAC Warehouse Funding Corporation II, the Company, Wachovia Bank, National Association, Variable Funding Capital Company LLC, Wells Fargo Securities, Wells Fargo Bank National Association and the other parties from time to time party thereto, and the documents related thereto, as amended from time to time.
          2. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.2 Accrual of Interest and Maturity. The Revolving Credit Advances, the Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Advance of Indebtedness evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Company to each Bank hereunder in respect of the Advances and (iii) both the amount of any sum received by the Agent hereunder from Company in respect of the Advances and each Bank’s share thereof. The entries made in the Register maintained pursuant this Section 2.2 shall, absent manifest error, will be conclusive evidence of the existence and amounts of the obligations of Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Company to repay the Advances (and all other amounts owing with respect thereto) made to Company by the Banks in accordance with the terms of this Agreement.”
          3. Section 3 of the Credit Agreement is hereby amended as follows:
(a) Section 3.2 is amended by amending and restating the introductory sentence of such section in its entirety as follows:
“No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) or increased at the request and for the account of any Account Party unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:”
(b) Section 3.2 is hereby amended by deleting the “and” appearing at the end of clause (h) thereof, inserting the following new clause (i) and renumbering the existing clause (i) as clause (j):
“(i) if any Revolving Credit Bank is an Impaired Bank, the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Impaired Banks, including, without limitation, the creation of a cash collateral account or delivery of other security by the Company to assure payment of such Impaired Bank’s Percentage of all outstanding Letter of Credit Obligations; and”

(c) Section 3.6 is hereby amended by inserting the following new clause (d) and renumbering the existing clause (d) as clause (e):
“(d) In the event that any Revolving Credit Bank becomes an Impaired Bank, the Issuing Bank may, at its option, require that the Company enter into arrangements satisfactory to Issuing Bank to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Impaired Bank, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Bank’s Percentage of all outstanding Letter of Credit Obligations.”
          4. Section 7 of the Credit Agreement is hereby amended as follows:
(a) Section 7.3(g) is hereby amended and restated in its entirety as follows:
“(g) promptly as issued (and with copies for each of the Banks), all press releases, notices to shareholders and all other material communications transmitted by the Company or any of its Subsidiaries to its shareholders, the Lenders or the public generally; and, concurrently with each incurrence thereof, written notice that new Future Debt has been incurred, accompanied by copies of the material documents governing such Debt and a certification that, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Company is otherwise in compliance with this Agreement and, thereafter (with respect to such Debt), promptly following the receipt thereof (but in any event within three (3) Business Days of receipt) copies of all notices of default or reservations of rights (or similar notices) received from any holder of Future Debt, or any trustee or other representative acting for such holder (which notices, together with copies of any such notices received directly by Agent from such holders or trustees, shall be promptly delivered to each of the Banks);”
(b) The reference in Section 7.17(a)(i) to “Lenders” appearing therein and replacing it with “Collateral Agent.”
(c) Section 7.18 is hereby amended and restated in its entirety as follows:
“7.18 Financial Covenant Amendments. In the event that, at any time while this Agreement is in effect, the Company shall issue or shall amend any documents with respect to any indebtedness for borrowed money which is not by its terms subordinate and junior to the Indebtedness hereunder and such indebtedness shall include, or be issued pursuant to a trust indenture (other than the Senior Note Documents as in effect on the Ninth Amendment Effective Date) or other agreement which includes, financial covenants which are not substantially identical to the financial covenants set forth in this Agreement, the Company shall so advise the Agent in writing. Such notice shall be accompanied by a copy of the applicable agreement containing such financial covenants. The Agent shall promptly furnish a copy of such notice and the applicable agreement to each of the Banks. If the Majority Banks determine in their sole discretion that some or all of the financial covenants set forth in such agreement are more favorable to the lender thereunder than the financial covenants set forth in this Agreement (“More Favorable Terms”) and that the Majority Banks desire that this Agreement be amended to incorporate the More Favorable Terms, then the Agent shall give written notice of such determination to the Company. Thereupon, and in any event within thirty (30) days following the date of notice by Agent to the Company, Company and the Banks shall enter into an amendment to this Agreement incorporating, on terms and conditions acceptable to the Majority Banks, the More Favorable Terms.”
          5. Section 8 of the Credit Agreement is hereby amended as follows:
(a) Section 8.5(g) is hereby amended and restated in its entirety as follows:
“(g) (i) Intercompany Loans by the Company to any Domestic Subsidiary or by any Domestic Subsidiary to the Company or another Domestic Subsidiary (excluding any Special Purpose Subsidiary (other than Intercompany Loans made by Company to the applicable Special Purpose Subsidiary, using the net proceeds of the Senior Notes (or a portion thereof), to prepay the Debt of such Special Purpose Subsidiary (including interest, fees and other amounts owed thereunder to the extent of any cash investments in Special Purpose Subsidiaries permitted under Section 8.8(j) hereof) outstanding in respect of the Wells Fargo Warehouse Securitization and excluding any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition) made while no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto), provided, however, that any such Intercompany Loan shall be evidenced by and funded under an Intercompany Note, (ii) Intercompany Loans by the Company or any Domestic Subsidiary to a Foreign Subsidiary existing immediately prior to the Ninth Amendment Effective Date and disclosed on Schedule 8.8 hereto and evidenced by an Intercompany Note, and (iii) Intercompany Loans (on a subordinated basis in relation to the Indebtedness on substantially the basis set forth in the form of Intercompany Note, attached hereto) by any Foreign Subsidiary to the Company, another Foreign Subsidiary or a Domestic Subsidiary excluding any Special Purpose Subsidiary and any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition;”
(b) Section 8.6(a) is hereby amended and restated in its entirety as follows:

“(a) in favor of Collateral Agent (as defined in the Intercreditor Agreement), as security for the Indebtedness and for any Future Debt pursuant to Collateral Documents;”
(c) Section 8.8 is hereby amended by deleting the “and” appearing at the end of clause (k) thereof, deleting the period appearing at the end of clause (l) thereof, replacing it with a semicolon and inserting the following new clauses (m), (n), and (o) thereafter:
“(m) Guarantee Obligations permitted under Section 8.4;
(n) Investments in the Company made by any Subsidiary; and
(o) Investments made by the Company in the applicable Special Purpose Subsidiary, using the net proceeds of the Senior Notes (or a portion thereof) to prepay Debt of such Special Purpose Subsidiary (including interest, fees and other amounts owed thereunder) outstanding in respect of the Wells Fargo Warehouse Securitization provided that at the time of each such Investment no Default or Event of Default has occurred and is continuing.”
(d) Section 8.10 is amended and restated as follows:
“8.10 Transactions with Affiliates. Enter into any transaction with any of its stockholders or officers or its Affiliates (including, without limitation, affiliated Dealers but excluding the Company or any of its Subsidiaries), except in the ordinary course of business and on terms not materially less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length.
(e) Section 8.11 is hereby amended by inserting the words “the Future Debt Documents and” at the beginning of clause (iii)(A) thereof.
(f) Section 8.12 is hereby amended and restated in its entirety as follows:
“8.12 Prepayment of Debts. Except for Permitted Prepayments and for prepayments of Intercompany Loans made pursuant to the New Restructuring or in accordance with the form of Intercompany Note, attached hereto, prepay, purchase, redeem or defease any Debt for money borrowed, excluding, subject to the terms hereof, the Indebtedness, and excluding (i) paydowns from time to time of permitted working capital facilities or other revolving debt maintained by the Company or any of its Domestic Subsidiaries (other than any Special Purpose Subsidiary), (ii) paydowns of debt of any Special Purpose Subsidiary made from the cash flows of the assets owned by such Special Purpose Subsidiary and paydowns of warehouse facilities maintained at a Special Purpose Facility from proceeds of assets sold by such Special Purpose Subsidiary in connection with the ultimate transfer of such assets to another Special

Purpose Subsidiary, (iii) provided no Default or Event of Default has occurred and is continuing at the time of such prepayment both before and after giving effect to such prepayment, the paydown, using net proceeds of the Senior Notes, of the Wells Fargo Warehouse Securitization, (iv) mandatory payments, prepayments or redemptions of Future Debt, and (v) with respect only to Permitted Securitizations, any payment pursuant to a Cleanup Call.”
(g) Section 8.13 is hereby amended and restated in its entirety as follows:
“8.13 Amendment of Future Debt Documents. Except with the prior written approval of Agent and the Majority Banks, amend, modify or otherwise alter (or suffer to be amended, modified or altered) or waive (or permit to be waived) in any material respect, any documents or instruments evidencing or otherwise related to Future Debt so as to shorten the original maturity date or amortization schedule thereof (including amending any of the provisions requiring mandatory prepayment, redemptions or repurchases to provide for additional prepayments, redemptions or repurchase), or amend, modify or otherwise alter (or suffer to be amended, modified or altered) any documents or instruments evidencing or otherwise related to Future Debt to include (or enter into any Future Debt Documents which include) any covenants or other provisions that require, for the amendment of any term or provision of this Agreement, or the waiver of any term or provision hereof, the approval or consent of any other creditor of the Company; provided, however, that, solely for purposes of this Section 8.13, any Bank which fails, within fifteen (15) Business Days of receipt of a written notice from Company of its intent to make such amendment, modification or alteration (or waiver) in respect of the Future Debt, (accompanied by a summary, in reasonable detail, of the proposed terms and conditions thereof, captioned “notice of intent to amend Future Debt” and stating that approval is deemed to be given if an objection is not made within fifteen (15) Business Days of receipt of such notice), to object in writing to such action shall be deemed to have given its approval of such amendment, modification, alteration or waiver.
          6. Section 9.1(i) is amended by deleting the words “Change in Control” appearing in the second to last line thereof and inserting “‘Change in Control’ or ‘Change of Control’” in their place.
          7. The following new Section 10.5 is hereby inserted after the existing Section 10.4:
“10.5 Treatment of a Defaulting Bank. (a) The obligation of any Bank to make any Advance hereunder shall not be affected by the failure of any other Bank to make any Advance under this Agreement, and no Bank shall have any liability to Company or any of its Subsidiaries, the Agent, any

other Bank, or any other Person for another Bank’s failure to make any loan or Advance hereunder.
(b) If any Bank shall become a Defaulting Bank, then such Defaulting Bank’s right to participate in the administration of the loans, this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be suspended for the entire period that such Bank remains a Defaulting Bank and the stated commitment amounts and outstanding Advances of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Bank (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Bank’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness outstanding to such Defaulting Bank, (iii) the extension of the final maturity date(s) of such Defaulting Banks’ portion of any of the loans or other extensions of credit or other obligations of Company owing to such Defaulting Bank, and in the case of the foregoing clauses (i), (ii) and (iii) without such Defaulting Bank’s consent, and (iv) any other modification which under Section 13.11 requires the consent of all Banks or the Bank(s) affected thereby which affects the Defaulting Bank differently than the Non-Defaulting Banks affected by such modification, other than a change to or waiver of the requirements of Section 10.3 which results in a reduction of the Defaulting Bank’s commitment or its share of the Indebtedness on a non pro-rata basis.
(c) To the extent and for so long as a Bank remains a Defaulting Bank and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Bank shall be delinquent or otherwise in default to Agent or any Bank (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Bank is less than its Percentage requires, apply payments of principal made by the Company amongst the Non-Defaulting Banks on a pro rata basis until all outstanding Advances are held by all Banks according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Bank in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Company of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein and in any event the Company shall not be required to pay any Revolving Credit Facility Fee under Section 13 of this Agreement in respect of such Defaulting Bank’s Unfunded Portion of the Revolving Credit for the period during which such Bank is a Defaulting Bank. Furthermore, the rights and remedies of Company, the Agent, the Issuing Bank, the Swing Line Bank and the other Banks against a Defaulting Bank under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Bank under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Company waive no rights or remedies against any Defaulting Bank.”
          8. Article 12 is hereby amended by amending and restating Section 12.16 in its entirety as follows:
“12.16 Collateral Matters. (a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks (but subject to the Intercreditor Agreement), from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents; and (b) the Banks irrevocably authorize the Agent, at its option and in its discretion (but subject to the Intercreditor Agreement), (1) to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Maximum Amount and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition not otherwise prohibited hereunder; (iii) constituting property in which Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in Section 13.11, (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.6(b) hereof, and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or transferred to any transferor other than Company or a subsidiary of Company as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including without limitation under any Guaranty). Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.16(b).”
          9. Article 13 is hereby amended as follows:

(a) Clause (c) of Section 13.8 is hereby amended and restated in its entirety as follows:
“(c) The Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank’s rights and obligations hereunder and under the other Loan Documents to any Eligible Assignee. The Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Agent, any and all financial information in such Bank’s possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall have executed a confidentiality agreement consistent with the terms of Section 13.13 hereof.”
(b) Clause (d)(v) of Section 13.8 is hereby modified by deleting the period at the end of the clause and replacing it with “;and”
(c) New Clause (d)(vi) is hereby inserted as follows:
“(vi) the assignment shall have been entered in the Register in accordance with Clause (h) of this Section 13.8.”
(d) New Clause (h) of Section 13.8 is hereby inserted:
“(h) The Agent shall (acting, as agent for the Company, solely for purposes of this Section 13.8) maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank (but only with respect to any entry relating to such Bank’s Percentages and the principal amounts owing to such Bank) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.”
(e) Clause (e) of Section 13.11 is hereby amended and restated in its entirety as follows:
"(e) except as expressly permitted hereunder, under the Collateral Documents or the Intercreditor Agreement, release all or substantially all of the Collateral (provided that neither Agent nor any Bank shall be prohibited thereby from proposing or participation in a consensual or non-consensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and Banks; provided, however, Agent shall be entitled, without notice to or any further action or consent of the Banks, to release any collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or any of the other Loan Documents or release any guaranty expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise)”
(f) The following new section 13.14 is hereby inserted after existing section 13.13 and existing Section 13.14 through 13.21 are renumbered accordingly:
“13.14 Substitution or Removal of Banks. If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4, (b) any Bank has demanded compensation under Sections 3.4(b), 11.5 or 11.6 or (c) any Bank has become an Impaired Bank or has not approved an amendment, waiver or other modification of this Agreement, if such amendment, waiver or modification has been approved by the Majority Banks and the consent of such Bank is required (in each case, an “Affected Bank”), then the Company shall have the following rights in addition to any other rights or remedies it may have hereunder:
(b) Subject to Section 13.8 hereof, the Company may, with the assistance of the Agent, seek a substitute Bank or Banks (which may be one or more of the Banks (the “Purchasing Bank” or “Purchasing Banks”) to purchase the Advances of the Revolving Credit and Swing Line and assume the Revolving Credit Aggregate Commitment (including without limitation the participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank, and require the Affected Bank to sell its Advances of the Revolving Credit and Swing Line, and assign its Revolving Credit Aggregate Commitment to such Purchasing Bank or Purchasing Banks within two (2) Business Days after receiving notice from the Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale, payable (in immediately available funds) in cash. In connection with any such sale, and as a condition thereof, the Company shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten (10) Business Days after such sale, (x) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Company had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale (unless such Affected Bank is an Impaired Bank, in which case no such compensation shall be due) and (y) any additional compensation accrued for its account under Sections 3.4(b), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. The Affected Bank, as assignor, such Purchasing Bank, as assignee, the Company and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Bank, provided, however, that if the Affected Bank does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Bank’s attorney-in-fact. Each of the Banks hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Bank or in its own name to execute and deliver an Assignment Agreement while such Bank is an Affected Bank hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.14, the Company or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8; and
(c) With respect to any Affected Bank that is an Impaired Bank, the Company may, with the prior written consent of the Agent and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Banks, elect to reduce the Revolving Credit Aggregate Commitment by the amount of the Revolving Credit Aggregate Commitment of such Affected Bank and repay all amounts owing to such Affected Bank, subject to the following:
(i) such Affected Bank shall receive an amount in cash equal to the outstanding principal amount owing to such Affected Bank under this Agreement, plus unpaid interest accrued thereon up to but excluding the date of the repayment. In addition, and as a condition thereof, the Company shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such repayment, plus, if demanded by the Affected Bank within ten (10) Business Days after such repayment, (x) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Company had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such repayment and (y) any additional compensation accrued for its account under Sections 3.4(b), 11.5 and 11.6 to but excluding said date;

(ii) (x) after giving effect to the reduction in the Revolving Credit Aggregate Commitment and the payments required under subclause (A) above, the Company shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $20,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations) and (y) no Default or Event of Default has occurred and is continuing, both before and after giving effect to such reduction (provided that compliance with the conditions in this clause (ii) may be waived by the Majority Banks); and
(iii) the stated dollar commitment of any other Bank is not increased thereby.”
          10. Replacement Schedule 8.8. Schedule 8.8 to the Credit Agreement is hereby amended and restated in its entirety in the form of replacement Schedule 8.8 attached hereto.
          11. Replacement Exhibit N. Existing Exhibit N to the Credit Agreement is hereby amended and restated in its entirety in the form of replacement Exhibit N attached hereto.
          12. Authorization to Amend and Restate the Intercreditor Agreement. The Company has requested that the Intercreditor Agreement be amended and restated in the form attached hereto as Exhibit A (“Amended and Restated Intercreditor Agreement”) and the Agents and the Banks have agreed to do so. Agent is authorized to execute the Amended and Restated Intercreditor Agreement on behalf of the Banks.
          13. Authorization to Amend and Restate the Security Agreement. The Company has requested that the Security Agreement be amended and restated in the form attached hereto as Exhibit B (“Amended and Restated Security Agreement”) and the Agents and the Banks have agreed to do so. Agent is authorized to execute the Amended and Restated Security Agreement on behalf of the Banks.
          14. Release of Guarantors; Release of Security Interest. Company has informed Agent and the Banks that certain of its Domestic Subsidiaries no longer meet the definition of Significant Domestic Subsidiary and has requested and the Agent and Banks have agreed to release such Domestic Subsidiaries. The following Guarantors are here by released from their obligations under the Guaranty and Security Agreement: CAC South Dakota, Credit Acceptance Corporation of Nevada, Inc., Auto Funding of America of Nevada, Inc., CAC Leasing, Inc., CAC (TCI), Ltd., and CAC Reinsurance Ltd. and all liens on the assets of each such Subsidiary created under the Collateral Documents are hereby released. Agent is authorized to execute and deliver all such releases and lien terminations and to make all such filings as necessary to effectuate this release.
          15. Confirmation. Each of the Banks, by signing below, confirms that the Indenture and the form of Senior Note attached thereto are satisfactory to such Bank and will not require any amendments pursuant to clause (c) of the definition of Funding Conditions or Section 7.18.

          16. This Ninth Amendment shall become effective according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:
(1) Agent shall have received counterpart originals of (i) this Ninth Amendment, duly executed and delivered by the Company and the requisite Banks (ii) the Amended and Restated Security Agreement, (iii) the amended and restated Intercreditor Agreement and (iv) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.
(2) Company shall have paid to Agent for distribution to each of the Banks that have executed this Amendment a fee equal to five basis points on their respective commitments.
(3) Company shall have delivered executed and delivered to Agent the original Intercompany Notes evidencing all Intercompany Loans made by the Company and its Significant Domestic Subsidiaries existing as of the Ninth Amendment Effective Date.
(4) The Agent shall have received (i) executed copies of each of the Senior Note Documents; each in effect on the Ninth Amendment Effective Date in form and substance satisfactory to Agent and the requisite Banks and (ii) legal opinions of external counsel for the Company covering this Ninth Amendment, the Security Agreement and the Intercreditor Agreement and such other Loan Documents as referenced by Agent, duly addressed to Agent and the Banks (and in form reasonably satisfactory to Agent).
(5) Agent shall have received from a responsible senior officer of the Company and each of the Guarantors a certification (supported by appropriate authorizing resolutions) (i) that this Ninth Amendment and each of the other Loan Documents being executed concurrently therewith has been duly authorized, executed and delivered on behalf of the Company, and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Ninth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Ninth Amendment.
(6) Company shall have paid to the Agent and the Banks all fees and expenses, if any, owed to the Agent and the Banks and accrued to the Ninth Amendment Effective Date.
          Agent shall give notice to Company and the Banks of the occurrence of the Ninth Amendment Effective Date.
          17. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

          18. Except as specifically set forth above, this Ninth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
          19. Unless otherwise defined to the contrary herein, all capitalized terms used in this Ninth Amendment shall have the meaning set forth in the Credit Agreement.
          20. This Ninth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.
          21. This Ninth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

          WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent
By:	/s/ Michael P. Stapleton
	Name:	Michael P. Stapleton
	Title:	Vice President

Signature Page For
CAC Ninth Amendment
(978821)

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
	Name:	Douglas W. Busk
Its: Treasurer

Signature Page For
CAC Ninth Amendment
(978821)

BANKS: COMERICA BANK
By:	/s/ Michael P. Stapleton
	Name:	Michael P. Stapleton
Its: Vice President

Signature Page For
CAC Ninth Amendment
(978821)

BANK OF AMERICA, N.A.
By:	/s/ Neil Hilton
	Name:	Neil Hilton
Its: Senior Vice President

Signature Page For
CAC Ninth Amendment
(978821)

BANK OF MONTREAL
By:	/s/ Catherine Grycz
	Name:	Catherine Grycz
Its: Vice President

Signature Page For
CAC Ninth Amendment
(978821)

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation
By:	/s/ John Antonczak
	Name:	John Antonczak
Its: Vice President

Signature Page For
CAC Ninth Amendment
(978821)

RBS CITIZENS, N.A.
By:	/s/ Michael Dolson
	Name:	Michael Dolson
Its: Senior Vice President

SCHEDULE 8.8
Intercompany Loans to Foreign Subsidiaries by US Companies

Lender	Borrower	Amount
Credit Acceptance Corporation of South Dakota, Inc	Credit Acceptance Corporation UK Limited	822,866.40
Equity Investments in Foreign Subsidiaries by US Companies

Issuer	Owner of Equity	Ownership Percentage
CAC Reinsurance Ltd. (Turks and Caicos)	Credit Acceptance Corporation	100%

CAC Scotland (Scotland)	Credit Acceptance Corporation of South Dakota, Inc.	90%

	CAC International Holdings, LLC	10%

1